Exhibit 99.1

2941 Fairview Park Drive Suite 100 Falls Church, VA 22042-4513 www.generaldynamics.com	News

January 24, 2007

Contact: Rob Doolittle

Tel: 703 876 3199

Fax: 703 876 3555

rdoolittle@gd.com

General Dynamics Appoints Joe Lombardo President of Gulfstream; Bryan Moss to Become President Emeritus

FALLS CHURCH, Va. – General Dynamics (NYSE: GD) has announced that, on April 9, Joseph T. Lombardo will become executive vice president of its Aerospace business group and president of subsidiary Gulfstream Aerospace Corporation, succeeding Bryan T. Moss. Lombardo, who has been Gulfstream’s chief operating officer since 2001, will report to Nicholas D. Chabraja, chairman and chief executive officer of General Dynamics. Moss, General Dynamics’ executive vice president for the company’s Aerospace group and president of Gulfstream since 2003, will become president emeritus of Gulfstream, a new position.

Chabraja said, “Bryan has been an exemplary leader at Gulfstream over the past four years. When we asked him to become president in 2003, the company and the industry were facing a number of challenges. With the benefit of his insight, and his ability to motivate and guide an exceptionally strong team at Gulfstream, he has been instrumental in helping to chart our course to the success we’re enjoying today.

“We look forward to continuing to enjoy the benefit of Bryan’s leadership in his new position, where he will focus his efforts on domestic and international customer relations and assist in the company’s strategic planning and business-development activities.”

“Joe Lombardo,” Chabraja continued, “is a proven manager who has a strong work ethic, and who has earned the respect of his coworkers, customers and suppliers. Joe has been responsible for ensuring that Gulfstream’s products meet or exceed expectations in their performance and quality, and I am confident that he will continue to exhibit that same high level of commitment to success in his new responsibilities.”

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As executive vice president for the General Dynamics Aerospace group, Lombardo will be responsible for both Gulfstream and General Dynamics Aviation Services.

As Gulfstream’s chief operating officer, Lombardo, 58, is responsible for the quality, cost and schedule of the company’s manufactured products. During his tenure, Gulfstream has significantly increased production rates while reducing cycle times and improving overall quality and efficiency. Previously, he had been senior vice president of operations since 1998, before which he was vice president of co-production, where he was responsible for the successful ramp-up and dual production of the Gulfstream IV-SP and Gulfstream V. He joined the company in 1996.

Moss, 66, as the Aerospace group’s executive vice president, has been responsible for Gulfstream and General Dynamics Aviation Services since April 2003. Moss joined Gulfstream in 1995 as its vice chairman. He joined General Dynamics when it acquired Gulfstream in 1999, and became a vice president of the corporation in May 2002.

Moss began his commercial aerospace career in 1966 in engineering administration with the Lockheed-Georgia Company, joined the sales operation in 1968 and served in a variety of sales and sales management positions for the next 11 years. In 1979, he joined Canadair as the sales manager for the southeastern United States, becoming vice president of sales five years later. In 1986, he became the executive vice president of sales when Canadair became part of Bombardier Inc. One year later, he became president of Canadair’s Challenger aircraft business. In 1992, he became the president of the business aircraft division of Bombardier Aerospace Group.

Gulfstream Aerospace Corporation designs, develops, manufactures, markets, services and supports the world’s most technologically advanced business-jet aircraft. Gulfstream has produced more than 1,600 aircraft for customers around the world since 1958. The company employs more than 7,900 people at seven major locations. More information and photos of Gulfstream aircraft are available at www.gulfstream.com.

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General Dynamics Aviation Services, a wholly owned subsidiary of General Dynamics, was formed in February 2001 to meet the maintenance needs of Challengers, Falcons, Gulfstreams, Hawkers and other business-jet aircraft. The business-jet service company serves a broad range of business aircraft owners through regional maintenance centers in Appleton, Wis.; Dallas; Minneapolis; Westfield, Mass.; West Palm Beach, Fla.; and Las Vegas. More information is available online at www.gdaviationservices.com.

General Dynamics, headquartered in Falls Church, Va., employs approximately 81,000 people worldwide and had 2006 revenues of $24.1 billion. The company is a market leader in mission-critical information systems and technologies; land and expeditionary combat systems, armaments and munitions; shipbuilding and marine systems; and business aviation. More information about the company is available online at www.generaldynamics.com.

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